Exhibit 99.1

Watsco Reports Record Third Quarter Gross Profit, Gross Margin and

Operating Cash Flow in Challenging Market Conditions

______________________

Strong Balance Sheet and Market-Leading Technologies Enable Continued Investments in Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 29, 2025 – Watsco, Inc. (NYSE: WSO) announced its operating results for the third quarter and nine-month period ended September 30, 2025. The Company also provided updates related to innovation and technology, business trends and long-term growth opportunities.

Watsco is the largest distributor in the highly-fragmented $74 billion North American market for HVAC products. Since entering distribution in 1989, Watsco has achieved an 18% compounded annual total-shareholder return through a combination of organic growth and the acquisition of more than 70 market-leading businesses.

The Company maintains a solid financial position with currently more than $640 million in cash and investments and no debt, enabling sustained investments in growth, particularly the Company’s industry-leading technology platforms. Today, more than 72,000 contractors, installers and technicians engage with the Company’s various platforms, which contribute to customer growth and reduced attrition. The Company is now advancing AI-driven initiatives to further enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

Industry Product Transition

2025 results reflect a significant regulatory transition to new HVAC systems that incorporates A2L refrigerants. The regulatory mandate impacted nearly 55% of all products and required the conversion of over $1 billion of inventory across more than 650 U.S. locations. The transition, which began in September 2024 and will conclude in early 2026, has created volatility in sales, industry shipments, distributor inventories and further compounded by overall weaker consumer spending and slower housing-related activities.

Recent industry shipment data published by AHRI show meaningful declines in unit shipments, while distributor volumes have been comparatively less volatile. Watsco third quarter revenues declined 4% (3% domestically) as the decline in units was substantially offset by double-digit pricing for A2L products, 2% sales growth of non-equipment products and 4% sales growth in commercial refrigeration products. Price realization for the new A2L products has averaged approximately 15% inclusive of mid-year OEM price actions.

Over the twelve-month period ended September 30, 2025, which encompasses the transition period, Watsco’s operating profit remained flat and operating margins improved 10 basis-points on a 1% decrease in sales and a 130 basis-point improvement in gross margin. The Company believes this relative performance in the context of the transition and other macroeconomic headwinds speaks well of its business model and overall execution.

Watsco made substantial investments in training, technology and logistics to effect the transition, the incremental costs of which are reflected in 2025 operating expenses. These costs are not expected to recur in 2026, offering anticipated improvements to operating efficiency moving forward. In addition, Watsco invested meaningfully in working capital to ramp-up inventory during the first half of 2025 in support of customers during the transition. Peak inventory investment reached $2.1 billion during 2025 and declined to $1.6 billion at September 30, 2025 (third quarter inventory reduction of $351 million). The Company is targeting further reductions during the fourth quarter and expects more conventional working capital trends going forward, providing the opportunity for improved inventory turns and enhanced returns on invested capital.

Albert H. Nahmad, Chairman and CEO, remarked: “We are in a wonderful industry, our balance sheet has never been stronger and our technology advantage remains immense. Although short-term market conditions remain fluid, we operate a resilient business in a resilient industry and our focus on the long-term has been, and will be, far more consequential as we build our network, scale our technologies to delight customers and partner with our OEMs to grow and gain share.”

Mr. Nahmad added: “This has been one of the most challenging business environments in recent memory, and I am gratified that we have largely sustained our profitability, improved margins, improved cash flow, and navigated the A2L transition successfully while continuing to invest in long-term growth. Gross profit, gross margin and operating cash flow for the quarter established new records, reflecting substantial progress toward optimizing inventories and positioning the Company to invest in growth alongside its OEM partners.”

Third Quarter Performance

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Revenues decreased 4% to $2.07 billion
•
Gross profit of $569 million was flat compared to last year
•
Gross profit margin expanded 130 basis-points to a record 27.5%
•
SG&A expenses increased 5%
•
Operating income decreased 6% to $235 million (operating margin of 11.4% versus 11.6% last year)
•
Earnings per share $3.98 compared to $4.22 last year

Sales trends

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3% overall sales decline in U.S. markets and a 14% decline in non-U.S. markets
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7% decrease in HVAC equipment (67% of sales)
•
2% increase in sales for other HVAC products (29% of sales)
•
4% increase in commercial refrigeration products (4% of sales)

Third quarter sales were impacted by the business and economic factors discussed above. Gross profit margin expanded 130 basis-points to a third-quarter record of 27.5%, driven by further scaling of Watsco’s pricing technologies, as well as OEM pricing actions implemented earlier in 2025. Operating expenses increased due to higher labor, facilities and transportation costs partially associated with the A2L product transition, as well as the acquisition of three businesses thus far in 2025. The Company expects that its fourth quarter 2025 results will be affected by the factors that impacted third quarter results, especially in light of the strong sales and earnings comparisons reported in 2024.

Nine-Month Performance

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Revenues decreased 3% to $5.66 billion
•
Gross profit increased 2% to $1.60 billion
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Gross profit margin expanded 140 basis-points to a record 28.3%
•
SG&A expenses increased 5%
•
Operating income declined 4% to $619 million with a 10 basis-point decline in operating margins to 10.9%
•
Earnings per share decrease of 4% to $10.48

Sales trends

•
2% overall sales decline in U.S. markets and an 11% decline in non-U.S. markets
•
5% decrease in HVAC equipment (67% of sales)
•
Flat sales for other HVAC products (29% of sales)
•
2% decrease in commercial refrigeration products (4% of sales)

Innovation and Strategic Technology Initiatives

Watsco pioneered the HVAC/R industry’s most comprehensive digital ecosystem, which continues to reshape the industry landscape. The Company has invested more than $250 million in technology over the last five years (an annual current run rate of $60 million) and employs close to 300 technologists. Specific updates include:

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Watsco’s HVAC Pro+ Mobile Apps and E-Commerce platform have transformed the customer-experience by providing contractors with a seamless digital experience in every aspect of their business from sourcing products, accessing technical help, real-time inventory, pricing, product information and more. These tools empower customers to self-serve, place orders quickly 24/7 and benefit from features like intelligent search, dynamic reordering, technical knowledge and product recommendations. The result is a frictionless buying journey, increased convenience and higher customer satisfaction, which we believe drives greater loyalty and repeat business with lower costs to serve. 2025 highlights relative to mobile apps and e-commerce include:

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The addition of over 10,000 new SKUs related to the A2L product launch, including all relevant data concerning features, dimensions, capacities, consumer literature and technical information, including bills of material, warranty information, regulatory match-ups and more.
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The authenticated user community of our HVAC Pro+ Mobile Apps grew 18% to more than 72,000 users over the 12-month period ended September 30, 2025 versus the same period last year.
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E-commerce sales totaled approximately $2.5 billion for the twelve-month period ended September 30, 2025 and comprised 34% of the Company’s overall sales, with some regions exceeding 60% e-commerce penetration. Order trends and the rate of improvement in customer attrition remain consistent year over year.

•
OnCallAir® is Watsco’s digital sales platform used by HVAC/R contractors to engage, present and quote solutions to homeowners. The gross merchandise value (GMV) of products sold by customers through OnCallAir® was approximately $1.72 billion for the 12-month period ended September 30, 2025. During the nine-month period ended September 30, 2025, contractors presented quotes to approximately 263,000 households and generated $1.38 billion GMV, a 15% increase versus the same period last year.

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Watsco’s pricing optimization platform has contributed to the Company’s record gross margin performance in 2025. The platform is designed to manage and optimize the vast number of pricing records across our business. Examples include the application of sophisticated pricing rules and strategies for specific products, across various geographic markets and for a variety of customer segments. This data-driven approach also enables Watsco to react swiftly to changing market conditions and efficiently administer the multitude of vendor cost changes to sustain market pricing and underlying gross margins.

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Artificial Intelligence (AI) tools have been deployed and are gaining traction to further enhance the customer-experience, drive efficiency and extend our competitive advantage. These tools leverage Watsco’s industry leading data sets around customers, products and vendors that have been curated over the last 15 years. Highlights include:

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Watsco’s AI platform is anchored by “Ask.Watsco”, an internally focused AI engine designed to enhance productivity, decision-making and customer service. The platform integrates a robust HVAC knowledge base and streamlines processes for over 2,100 current internal users. The platform’s rapid adoption and consistent engagement highlight its potential, providing opportunities to achieve efficiency gains and further enhance customer satisfaction at scale.
o
Complementing its internal platform, Watsco has developed “AL.watsco”, a customer-facing AI model that delivers HVAC expertise directly to customers and partners. AL.watsco is trained on Watsco’s extensive pools of data, enabling it to provide accurate, real-time answers and recommendations on a vast array of HVAC products and solutions. The objectives are to deliver highly customized, data driven customer service at scale, enhance customer loyalty and engagement and attract new customers to Watsco’s ecosystem.

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Initiatives to grow sales of non-equipment and enhance gross margins were also launched in 2025. The Company estimates that nearly half of the HVAC/R products sold annually in its marketplace represent non-equipment products. For the 12 months ended September 30, 2025, Watsco’s purchases were approximately $1.7 billion from more than 1,500 non-equipment vendors (30% of purchases). Watsco is leveraging its product and pricing data to optimize and streamline sourcing of these products across its supplier network. The Company has also begun to invest in advanced logistics and distribution capabilities designed to improve inventory service levels, improve attachment rates, drive operating efficiency, enhance margins and increase inventory turns.

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Innovative strategies to target the institutional channel for HVAC/R products. In recent years, large enterprise/institutional customers have emerged, offering an incremental growth opportunity by further leveraging our market-leading scale, product depth, customer-facing technologies and financial strength. Watsco expects to begin offering enterprise-wide solutions to institutional customers (termed Project “WatscoOne”) in early 2026 that deliver a seamless experience across sales, marketing, pricing, product assortment and order management. These initiatives will bring to market a new level of service and expertise to institutional customers in a single platform across multiple markets and product categories.

A.J. Nahmad, Watsco's President, added: “As we work to further scale our core technology platforms among our customers, we constantly challenge ourselves to continue innovating and find new ways to delight our customers. Earlier this year, we set in motion incremental investments in new platforms that we think will enhance growth with existing customers, attract more new customers, and boost profitability in the years ahead. We believe these initiatives hold great promise and we feel that they will enhance Watsco’s already-sizeable competitive advantage in the fragmented HVAC/R industry. We look forward to sharing more about these initiatives at our investor day on December 11th.”

Buy & Build Acquisition Strategy

Watsco has partnered with more than 70 independent distributors who have chosen to join the Watsco family, contributing to the Company’s scale and, more importantly, its community of seasoned leaders. During 2025, the Company has acquired three distributors in key Sunbelt markets and, since 2019, has acquired 12 companies that today represent approximately $1.6 billion in annualized sales and 120 locations across our network. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s technology platforms. The HVAC/R distribution landscape in North America, which is estimated to be $74 billion in size, remains highly fragmented with approximately 2,100 independent distributors.

Cash Flow, Financial Strength and Liquidity

The Company’s objective is to maintain a healthy balance sheet that allows access to low-cost capital to fund strategic investments in growth. The Company’s strong financial position has been key to its ability to deliver sustained long-term returns, enabling investments regardless of macroeconomic or industry conditions. Operating cash flow was $170 million for the nine-months ended September 30, 2025 (a record $355 million for the third quarter). The Company’s stated goal is to generate annual operating cash flow in excess of net income consistent with its long-term track record.

Third Quarter Earnings Conference Call Information

Date and time: October 29, 2025 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco is the largest distributor in the highly-fragmented $74 billion North American HVAC/R market. Since entering distribution in 1989, Watsco has achieved an 18% compounded annual total-shareholder return through a combination of strong organic growth and the acquisition of more than 70 market-leading businesses. Watsco’s solid financial position and culture of innovation has enabled investments in long-term growth, including the Company’s industry-leading technology platforms. Today, more than 72,000 contractors, installers and technicians engage digitally with the Company, resulting in improved growth and lower attrition. The Company is now advancing AI-driven initiatives to leverage its extensive data assets to enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$2,067,005	$2,160,036	$5,660,533	$5,864,355
Cost of sales	1,498,090	1,593,792	4,058,507	4,287,726
Gross profit	568,915	566,244	1,602,026	1,576,629
Gross profit margin	27.5%	26.2%	28.3%	26.9%
Selling, general and administrative expenses	343,655	326,373	1,005,237	954,950
Other income	9,502	10,376	22,030	23,908
Operating income	234,762	250,247	618,819	645,587
Operating margin	11.4%	11.6%	10.9%	11.0%
Interest income, net	3,733	6,773	11,479	14,156
Income before income taxes	238,495	257,020	630,298	659,743
Income taxes	49,265	55,373	129,760	139,183
Net income	189,230	201,647	500,538	520,560
Less: net income attributable to non-controlling interest	27,655	30,616	75,289	81,115
Net income attributable to Watsco, Inc.	$161,575	$171,031	$425,249	$439,445
Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$161,575	$171,031	$425,249	$439,445
Less: distributed and undistributed earnings allocated to restricted common stock	10,703	11,886	28,109	30,682
Earnings allocated to Watsco, Inc. shareholders	$150,872	$159,145	$397,140	$408,763
Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,918,392	37,671,752	37,890,597	37,433,850
Diluted earnings per share for Common and Class B common stock	$3.98	$4.22	$10.48	$10.92

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$324,348	$526,271
Short-term cash investments	200,000	255,669
Accounts receivable, net	941,883	877,935
Inventories, net	1,601,786	1,385,436
Other current assets	47,950	34,670
Total current assets	3,115,967	3,079,981
Property and equipment, net	135,450	140,535
Operating lease right-of-use assets	430,385	419,138
Goodwill, intangibles, net and other	872,898	839,869
Total assets	$4,554,700	$4,479,523
Accounts payable and accrued expenses	$695,448	$873,628
Current portion of lease liabilities	116,696	110,273
Total current liabilities	812,144	983,901
Operating lease liabilities, net of current portion	328,194	321,715
Deferred income taxes and other liabilities	112,735	109,669
Total liabilities	1,253,073	1,415,285
Watsco, Inc. shareholders' equity	2,814,802	2,656,990
Non-controlling interest	486,825	407,248
Total shareholders' equity	3,301,627	3,064,238
Total liabilities and shareholders' equity	$4,554,700	$4,479,523

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$500,538	$520,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,680	30,331
Share-based compensation	26,683	25,063
Non-cash contribution to 401(k) plan	8,743	8,735
Provision for doubtful accounts	2,550	608
Other income from investment in unconsolidated entity	(22,030)	(23,908)
Other, net	5,639	6,553
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(60,234)	(145,071)
Inventories, net	(204,479)	(248,202)
Accounts payable and other liabilities	(108,318)	218,882
Other, net	(11,925)	654
Net cash provided by operating activities	169,847	394,205
Cash flows from investing activities:
Proceeds from (purchases of) short-term investments, net	55,669	(255,669)
Business acquisitions, net of cash acquired	(19,303)	(5,173)
Capital expenditures, net	(22,887)	(21,877)
Net cash provided by (used in) investing activities	13,479	(282,719)
Cash flows from financing activities:
Dividends on common stock	(352,085)	(314,486)
Distributions to non-controlling interest	(69,829)	—
Net repayments under revolving credit agreement	—	(15,400)
Net proceeds from the sale of Common stock	—	281,784
Proceeds from Dividend Reinvestment Plan	21,661	6,555
Other, net	12,450	16,486
Net cash used in financing activities	(387,803)	(25,061)
Effect of foreign exchange rate changes on cash and cash equivalents	2,554	(2,183)
Net (decrease) increase in cash and cash equivalents	(201,923)	84,242
Cash and cash equivalents at beginning of period	526,271	210,112
Cash and cash equivalents at end of period	$324,348	$294,354